Exhibit 99.1

SCIELE PHARMA, INC. REPORTS RESULTS FOR THE FIRST QUARTER OF 2008

First quarter 2008 financial results include:

•    Revenues were $100.4 million, an increase of 22% over the first quarter of 2007.

•    Diluted earnings per share were $0.32 (inclusive of a non-cash impairment charge totaling $0.03 per share) compared with $0.36 in the first quarter of 2007.

•    EBITDAS (see note (a) to the financial statements accompanying this release), a non-GAAP measure, were $30.9 million, an increase of 8% over the first quarter of 2007.

•    Cash flow per share (see note (b) to the financial statements accompanying this release), a non-GAAP measure, was $0.56 compared with $0.54 for the first quarter of 2007.

The Company reaffirms revenue and EPS guidance for full-year 2008:

•    Full-year 2008 revenue is expected to be in the range of $447 million to $470 million.

•    Full-year 2008 diluted EPS is expected to be in the range of $1.99 to $2.11, excluding any additional potential restructuring charges related to the conversion of Sular to Sciele’s new Sular GEOMATRIX™ product, nor the potential impact of the new $100 million new share repurchase program.

ATLANTA (April 30, 2008) — Sciele Pharma, Inc. (NASDAQ:SCRX), a specialty pharmaceutical company, today announced revenues and earnings for the first quarter ended March 31, 2008.  Net revenues for the first quarter of 2008 increased 22% to $100.4 million from $82.3 million in the first quarter of 2007. Diluted earnings per share (EPS) for the first quarter of 2008 were $0.32 (inclusive of a non-cash impairment charge totaling $0.03 per share) compared with $0.36 for the first quarter of 2007. This non-cash impairment charge is related to the Company’s equity investment in Plethora Solutions, Ltd.  Earnings before interest, taxes, depreciation and amortization, non-cash impairment and stock compensation expense (EBITDAS, a non-GAAP measure) were $30.9 million in the first quarter of 2008 compared with $28.6 million in the first quarter of 2007.  Cash flow per share, also a non-GAAP measure, was $0.56 for the first quarter of 2008 compared with $0.54 for the first quarter of 2007.

Patrick Fourteau, Chief Executive Officer of Sciele Pharma, stated, “The first quarter of 2008 marked the launch of four new products for Sciele:  the new Sular formulation, Prandin, Fenoglide, and Allegra ODT.  Additionally, in April 2008, Sciele began marketing our fifth new product, the Twinject epinephrine auto-injector for the treatment of severe allergic reactions and anaphylaxis.  During the second half of 2008, we also expect to introduce, upon FDA approval, LARx for the treatment of head lice and MetPrandin for Type II diabetes.  In addition we will also launch a new Prenate Elite formulation.  Products in our Pediatrics, Women’s Health and Diabetes businesses are expected to be the key growth drivers for the Company this year.”

Gross margin as a percentage of sales was 90% in the first quarter of 2008 compared with 87% in the first quarter of 2007. Selling, general and administrative (SG&A) expenses increased 34% to $53.3 million in the first quarter of 2008 compared with $39.7 million in the first quarter of 2007.   The increase in selling, general and administrative expenses was primarily due to the Company’s new Pediatric sales force, higher commissions, royalties, and costs associated with the launches of the new Sular formulation, Prandin and Fenoglide.   SG&A expenses decreased 5% in the first quarter of 2008 compared to the fourth quarter of 2007.

Research and development expenses were $8.8 million, or 9% of total revenues, for the first quarter of 2008, compared with $6.0 million for the first quarter of 2007.  Research and development expenses were primarily related to the pivotal clinical trials of the pravastatin/fenofibrate combination for the treatment of mixed dyslipidemia and glycopyrrolate for the treatment of chronic moderate-to-severe drooling in pediatric patients.

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Depreciation and amortization increased to $8.0 million in the first quarter of 2008 from $6.7 million in the first quarter of 2007.  This increase was primarily due to the acquisition of Alliant Pharmaceuticals, which was completed in June 2007.

Cardiovascular and Diabetes Products

Net revenues from the Company’s Cardiovascular and Diabetes products increased $11 million, or 19%, to $68 million for the three months ended March 31, 2008, compared to $57 million for the three months ended March 31, 2007. The increase was primarily due to the growth in prescriptions for Triglide, the launch of Fenoglide, and marketing of Prandin during the first quarter of 2008, as well as price increases implemented during 2007.

In the second half of March 2008, the Company launched its new Sular formulation, and as of the week ended April 25, 2008, approximately 10% of new prescriptions had moved to the new Sular formulation, according to IMS Health NPA data.

In the first quarter of 2008, the Company began marketing Prandin, which was licensed from Novo Nordisk in December 2007.  Prandin’s dollarized total prescriptions increased 16% in the first quarter of 2008 over the first quarter of 2007, according to IMS Health NPA data.

In February 2008, the Company launched Fenoglide, which is indicated for the treatment of hyperlipidemia and hypertriglyceridemia, and is the lowest dose fenofibrate on the market.  Fenoglide utilizes LifeCycle Pharma’s Meltdose® technology, which is designed to provide enhanced absorption and greater bioavailability.  Total prescriptions for the Company’s fenofibrate family of products increased 24% in the first quarter of 2008 over the first quarter of 2007, according to IMS Health NPA data.

Women’s Health Products

Net revenues from our promoted Women’s Health products increased $3 million, or 20%, to $20 million for the three months ended March 31, 2008, compared to $17 million for the three months ended March 31, 2007. This increase is primarily related to the prescription growth associated with the successful launch of Prenate DHA in the second quarter of 2007 and price increases implemented during 2007.

The Prenate family of products has shown consistent growth, increasing total prescriptions by 15% in the first quarter of 2008 compared with the first quarter of 2007. Total monthly prescriptions for Prenate DHA were 40,000 in March 2008, according to IMS Health NPA data.

Zovirax sales also contributed to the growth in Women’s Health revenues.  Zovirax’s dollarized total prescriptions increased 12% in the first quarter of 2008 compared to the first quarter of 2007, according to IMS Health NPA data.

Pediatric and Non-promoted Products

Net revenues from our Pediatric and non-promoted products increased $4 million, or 42%, to $13 million for the three months ended March 31, 2008 compared to $9 million for the three months ended March 31, 2007. This increase is primarily due to the pediatric products added when Sciele acquired Alliant Pharmaceuticals in the second quarter of 2007, partially offset by lower Furadantin sales.  Sales of Furadantin were higher than normal during the three months ended March 31, 2007, as the Company experienced delays in production delivery during 2006 due to manufacturing issues that were resolved in the first quarter of 2007.

Sciele continues to gain market share for Allegra Oral Suspension and Orapred ODT. Allegra (OS) new prescription market share has increased to 23% at the end of the first quarter of 2008 from 3% at the end of the first quarter of 2007, according to IMS Health NPA data. New prescription market share for Orapred ODT has grown to 5.4% in the first quarter of 2008 from 3.9% in the first quarter of 2007, according to IMS Health NPA data.

The recent acquisition of Twinject, epinephrine auto-injector, from Verus Pharmaceuticals, the licensing of Allegra ODT from sanofi-aventis, and the launch upon FDA approval of LARx, a new prescription treatment for head lice, are expected to provide future revenue growth in the Pediatric product line. In the second quarter of 2008, the Company intends to add approximately 40 sales representatives to its Pediatric sales team in conjunction with the Twinject acquisition and the expected launch of LARx, expanding to approximately 140 Pediatric sales representatives.

Product Pipeline

The Company’s product pipeline includes seven products:  three are under review at the FDA and four are currently in Phase III trials.  Sciele has launched five new products thus far in 2008, and expects to launch three new products during the second half of 2008:  MetPrandin for Type 2 diabetes, upon FDA approval; LARx for the treatment of head lice, upon FDA approval; in addition the Company will launch a new Prenate Elite formulation.  The continued introduction of new products from Sciele’s pipeline is expected to be a key driver of the Company’s future growth.

On April 21, 2008, the FDA accepted Addrenex Pharmaceuticals’ 505(b)(2) New Drug Application (NDA) for CloniBID to treat hypertension, and assigned a Prescription Drug User Fee Act (PDUFA) date of December 19, 2008.  Upon FDA approval, Sciele expects to launch this product in early 2009.  The Company licensed CloniBID and Clonicel from Addrenex Pharmaceuticals — CloniBID for the treatment of hypertension and Clonicel for attention deficit/hyperactivity disorder (ADHD). CloniBID and Clonicel are both 12-hour, sustained-release formulations of clonidine hydrochloride. The patient enrollment for the Phase III trials using Clonicel for ADHD was initiated in October 2007.  We expect to complete the Phase III clinical trials for this indication in the second half of 2008.

The FDA has assigned a PDUFA date of July 15, 2008, for the LARx NDA.  Upon FDA approval, LARx will be the first prescription medication that kills head lice by asphyxiation instead of utilizing a neurotoxic pesticide.

Novo Nordisk’s NDA for MetPrandin is currently under review at the FDA, with a PDUFA date of June 15, 2008, and, upon FDA approval, Sciele expects to launch this product in the U.S. during the second half of 2008.  MetPrandin further expands Sciele’s product line in the growing Type II diabetes market.

Additionally, in September 2007, Sciele completed enrollment of patients in a Phase III safety trial utilizing a liquid formulation of glycopyrrolate to treat chronic, moderate-to-severe drooling in pediatric patients.  This condition often results from cerebral palsy as well as from other neurological disorders.  The Company expects to file an NDA with the FDA in mid-2008.  Glycopyrrolate received an orphan drug designation from the FDA, which provides seven years of marketing exclusivity after FDA approval.

In October 2007, the Company completed enrollment of patients in a Phase III clinical trial using pravastatin and fenofibrate to treat mixed dyslipidemia.  The Phase III clinical trial is comparing the efficacy of the combination of pravastatin and fenofibrate versus pravastatin or fenofibrate alone.  The Company expects to have the efficacy data from this study in the second half of 2008.

Also in October 2007, Plethora Solutions initiated Phase III clinical trial patient enrollment for PSD502 for the treatment of premature ejaculation. PSD502 is a unique, proprietary, rapidly absorbed formulation of two, well-established local anesthetics, lidocaine and prilocaine, dispensed in a metered dose spray.  The efficacy studies are expected to be completed in the second half of 2008.  Sciele acquired from Plethora Solutions the rights to market and sell this product in the U.S in May of 2007.

Financial Strength

As of March 31, 2008, the Company had $166 million in cash, cash equivalents and marketable securities.  During the first quarter of 2008, the Company repurchased $10 million, or 528,598 shares, of its common stock through its share repurchase program.  On April 25, 2008 Sciele terminated its existing share repurchase program and adopted a new share repurchase program, authorizing the repurchase of up to $100 million of its outstanding shares of common stock over the next 12 months.  The Company’s target is to repurchase over 10% of its outstanding common shares.  Sciele’s strong balance sheet and cash flows ensure that the Company will still have sufficient financial resources to execute its business plan.

Guidance for Full-Year 2008

Sciele reaffirms its full-year revenue and EPS guidance for 2008, anticipating revenue to be in the range of $447-$470 million, and diluted EPS within a range of $1.99-$2.11 per share.  The guidance for 2008 assumes an R&D expenditure rate of approximately 8% of revenues and does not include any unapproved products or any potential additional restructuring charges related to the new Sular conversion, nor the potential impact of the new $100 million share repurchase program.

Conference Call

Sciele Pharma will host a conference call on Wednesday, April 30, 2008, beginning at 4:30 p.m. Eastern Time to discuss its financial results.  Analysts, investors, and other interested parties are invited to participate by visiting the Company’s website, www.sciele.com, and entering the Investor Relations page.  You may also dial in to the conference call.  The dial-in numbers are (888) 668-1645 for domestic callers and (913) 312-0946 for international callers.  All callers should use passcode 7933154 to gain access to the conference call.  Please plan to dial-in or log on at least ten minutes prior to the designated start time so management can begin the call promptly.

Sciele Pharma, Inc. Background

Sciele Pharma, Inc. is a pharmaceutical company specializing in sales, marketing and development of branded prescription products focused on the therapeutic areas of Cardiovascular, Diabetes, Women’s Health and Pediatrics. The Company’s Cardiovascular and Diabetes products treat patients with high cholesterol, hypertension, high triglycerides, unstable angina and Type 2 diabetes; its Women’s Health products are designed to improve the health and well-being of women and mothers and their babies; and its Pediatrics products treat allergies, asthma, coughs and colds, and attention deficit and hyperactivity disorder (ADHD). Founded in 1992 and headquartered in Atlanta, Georgia, Sciele Pharma employs more than 900 people. The Company’s success is based on placing the needs of patients first, improving health and quality of life, and implementing its business platform — an Entrepreneurial Spirit, Innovation, Execution Excellence, Simplicity, and Teamwork.

Safe Harbor Statement

This press release contains forward-looking statements that are subject to risks and uncertainties that could cause actual results to materially differ from those described. Although we believe that the expectations expressed in these statements are reasonable, we cannot promise that our expectations will turn out to be correct. Our actual results could be materially different from and worse than our expectations. With respect to such forward-looking statements, we seek the protections afforded by the Private Securities Litigation Reform Act of 1995. These risks include, without limitation:

We may not attain expected revenues and earnings. If we are unsuccessful in obtaining or renewing third party payor contracts for our products, we may experience reductions in sales levels and may fail to reach anticipated sales levels. If demand for our products exceeds our initial expectations or the ability of our suppliers to provide demand-meeting quantities of product and samples, our future ability to sell these products could be adversely impacted. The potential growth rate for our promoted products may be limited by slower growth for the class of drugs to which our promoted products belong and unfavorable clinical studies about such class of drugs. We will not realize anticipated sales if our products and our licensors’ products do not receive regulatory approval.

We may encounter problems in the manufacture or supply of our products, for which we depend entirely on third parties. Strong competition exists in the sale of our promoted products, which could adversely affect expected growth of our promoted products’ sales or increase our costs to sell our promoted products. We may not be able to protect our competitive position for our promoted products from patent infringers. If generic competitors that compete with any of our products are introduced, our revenues may be adversely affected.

Certain of our products have experienced manufacturing issues. If the issues recur and cannot be resolved, our ability to acquire product for sale and sampling will be adversely affected. We may incur unexpected costs in integrating new products into our operations.

We may be unable to develop or market line extensions for our products or, even if developed, obtain patent protection for our line extensions; further, introductions by us of line extensions of our existing products may require that we make unexpected changes in our estimates for future product returns and reserves for obsolete inventory. If these risks occur, our financial results could be adversely affected.

If we have difficulties acquiring new products or rights to market new products from third parties, our financial results could be adversely impacted. Our licensor/supplier can terminate our rights to commercialize Nitrolingual and the 60mg  dose size of this product has not yet met our expectation.

We may not experience the beneficial results of our acquisitions that we expect to receive, and the acquired products may not meet our sales expectations.

We depend on a small senior management group, the departure of any member of which would likely adversely affect our business if a suitable replacement member could not be retained.

An adverse interpretation or ruling by one of the taxing jurisdictions in which we operate could adversely impact our operating results. An adverse judgment in the pending patent litigation or in the securities class action litigation in which we and certain current and former directors and executive officers are defendants could have a material adverse effect on our financial results and liquidity.

Our business is subject to increasing government price controls and other healthcare cost containment measures. Side effects or marketing or manufacturing problems with our products could result in product liability claims which could be costly to defend and could result in the withdrawal or recall of products from the market which would adversely affect our business. We may be found noncompliant with applicable federal, state or international laws, rules or regulations which could result in fines and/or product recalls or otherwise cause us to expend significant resources to correct such non-compliance.

A small number of customers account for a large portion of our sales and the loss of one of them, or changes in their purchasing patterns, could result in substantially reduced sales, substantially and adversely impacting our financial results. If third-party payors do not adequately reimburse patients for our products, doctors may not prescribe them.

We rely on operational data obtained from IMS, an industry accepted data source. IMS data may not accurately reflect actual prescriptions (for instance, we believe IMS data does not capture all product prescriptions from some non-retail channels).

Our business and products are highly regulated; the regulatory status of some of our products makes these products subject to increased competition and other risks; and we run the risk that we, or third parties on whom we rely, could violate the governing regulations.

Some unforeseen difficulties may occur.

The above are some of the principal factors that could cause actual results to differ materially from those described in the forward-looking statements included above. These factors are not intended to represent a complete list of all risks and uncertainties inherent in our business, and should be read in conjunction with the more detailed cautionary statements and risk factors included in our other filings with the Securities and Exchange Commission.

Contact:	Joseph T. Schepers
Director of Investor Relations
678-341-1401
ir@sciele.com

SCIELE PHARMA, INC.

Condensed Consolidated Statement of Operations

(Unaudited, in thousands, except per share amounts)

	For the Quarter Ended
	March 31,
	2008	2007

Net revenues	$100,438	$82,257

Operating costs and expenses: Cost of revenues	10,383	11,053
Selling, general and administrative	53,344	39,695
Depreciation and amortization	8,031	6,671
Research and development	8,780	5,981
Total operating costs and expenses	80,538	63,400

Operating income	19,900	18,857
Other income (expense), net	(2,810)	827

Income before provision for income taxes	17,090	19,684
Provision for income taxes	5,544	6,686

Net income	$11,546	$12,998

Net income per common share:
Basic	$0.33	$0.37
Diluted	$0.32	$0.36

Weighted average common shares outstanding:
Basic	35,352	35,170
Diluted	35,798	36,288

SCIELE PHARMA, INC.

Condensed Consolidated Balance Sheets

(Unaudited, in thousands)

	March 31,	December 31,
	2008	2007

ASSETS
Current assets:
Cash, cash equivalents and marketable securities	$165,800	$188,288
Accounts receivable, net	79,920	71,709
Inventories	25,412	26,270
Other	55,782	60,381
Total current assets	326,914	346,648

Property and equipment, net	35,456	29,676

Other assets:
Intangibles, net	449,039	416,365
Other	16,810	23,979
Total other assets	465,849	440,344

Total assets	$828,219	$816,668

LIABILITIES AND STOCKHOLDERS’ EQUITY
Current liabilities:
Accounts payable	$27,722	$34,031
Accrued expenses	31,816	26,490
Total current liabilities	59,538	60,521

Long-term liabilities:
Convertible debt	325,000	325,000
Other	8,067	6,150
Total liabilities	392,605	391,671

Stockholders’ equity:
Common stock	36	36
Additional paid-in capital	267,273	272,334
Retained earnings	184,512	172,966
Accumulated other comprehensive income (loss)	548	(2,832)
Treasury stock	(16,755)	(17,507)
Total stockholders’ equity	435,614	424,997

Total liabilities and stockholders’ equity	$828,219	$816,668

SCIELE PHARMA, INC.

Reconciliation of EBITDAS (a)

(Unaudited, in thousands)

	For the Quarter Ended
	March 31,
	2008	2007

Operating income, as reported (GAAP)	$19,900	$18,857
Add: Stock-based compensation expense	3,001	3,055
Add: Depreciation and amortization	8,031	6,671
Earnings before interest, taxes, depreciation, amortization and stock-based
compensation expense	$30,932	$28,583

(a)    The Company believes that earnings before interest and other income/expense, taxes, depreciation and amortization, non-cash impairment and stock-based compensation expense (EBITDAS) is a meaningful non-GAAP financial measure as an earnings-derived indicator that may approximate operating cash flow.  EBITDAS, as defined and presented by the Company, may not be comparable to similar measures reported by other companies.

Reconciliation of Cash Flow Per Share (b)

(Unaudited)

		For the Quarter Ended
		March 31,
		2008	2007

Diluted net income per share, as reported (GAAP)		$0.32	$0.36
Add:	Stock-based compensation expense, net of taxes	0.06	0.06
Add:	Depreciation and amortization, net of taxes	0.15	0.12
Add:	Impairment on equity investments	0.03	—

Cash flow per share, net of taxes		$0.56	$0.54

(b)   The Company believes that cash flow per share is a meaningful non-GAAP financial measure as it is utilized by the financial community in evaluating the Company.  Cash flow per share, as defined and presented by the Company as diluted net income per share before stock-based compensation expense, net of taxes, depreciation and amortization, net of taxes, and impairment on equity investments may not be comparable to similar measures reported by other companies.